Exhibit 99.1

FFBW, Inc. Announces December 31, 2018 Financial Results

FFBW, Inc. Posts Another Successful Quarter

Brookfield, WI, February 7, 2019 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, retail banking and residential lending, today announced unaudited financial results for the three months and year ended December 31, 2018. The December 31, 2018 results showed significant period-over-period earnings growth, improved asset quality, and solid loan portfolio growth. For the three months and year ended December 31, 2018, net income was $233,000, or $0.04 per share, and $1.1 million, or $0.17 per share, respectively, compared with net losses of $417,000, or $0.07 per share, and $186,000, or $0.03 per share, for the same respective periods last year.

Edward H. Schaefer, President and CEO, commented, “Our fourth quarter results marked a strong finish to a successful first full year as a public company. We were able to strategically realign our balance sheet, realizing a loss on sale of securities during the quarter, and still finished ahead of our budget. By selling more than $5.4 million in lower-yielding securities, we positioned ourselves to reinvest those funds into higher-yielding loans and securities, thereby increasing our future earnings.”

Fourth Quarter and Year-to-Date Highlights

•

Earnings growth. Quarterly earnings improved $650,000 from a loss of $417,000 to income of $233,000, and annual earnings increased more than $1.2 million from a loss of $186,000 to income of $1.1 million.

•

Asset quality improvement. Nonperforming assets decreased 58% to $789,000 at December 31, 2018 from $1.9 million as of December 31, 2017. Non-performing loans to total loans dropped to 0.36% at December 31, 2018 compared to 0.72% at December 31, 2017.

•

Strong loan portfolio growth. Net loans have increased 16% since December 31, 2017 to $199 million. Commercial loans have increased $26 million, while residential real estate and consumer loans have increased $2 million for the same period.

Repurchase Plan Announcement

On January 25, 2019, the Company announced that the Board of Directors authorized the repurchase of up to 5% of total outstanding shares of common stock (“the Repurchase Program”). The Company is not obligated to repurchase any such shares under the Repurchase Program, but will make decisions based on the prevailing market prices and in accordance with federal securities laws.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $375,000, or 15.4%, to $2.8 million for the fourth quarter of 2018 compared to $2.4 million for the prior year quarter. Average interest-earning assets increased $1.5 million, or 0.6%, for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017 and the weighted average yield on interest-earning assets increased 58 basis points for quarter to quarter. Total interest and dividend income increased $1.6 million, or 17.9%, to $10.6 million for the year ended December 31, 2018 compared to $9.0 million for 2017. Total average interest-earning assets increased $21.4 million, or 9.5%, for the year ended December 31, 2018 compared to the year ended December 31, 2017, and the weighted average yield on interest-earning assets increased 31 basis points year to year.

Total interest expense increased $272,000, or 72.9%, to $645,000 for the quarter ended December 31, 2018 compared to $373,000 for the quarter ended December 31, 2017. Average interest-bearing liabilities increased $4.7 million, or 2.6%, for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017, and the cost of funds increased 57 basis points to 1.40% for the quarter ended December 31, 2018 compared to 0.83% for the quarter ended December 31, 2017. The increase in average cost of funds was primarily the result of rising interest rates and competition within our market. Total interest expense increased $555,000, or 35.7%, to $2.1 million for the year ended December 31, 2018 compared to $1.6 million for the year ended December 31, 2017. Average interest-bearing liabilities increased $767,000, or 0.4%, for 2018 compared to 2017, and the cost of funds increased 30 basis points to 1.15% for the year ended December 31, 2018 compared to 0.85% for year ended December 31, 2017.

Net interest margin was 3.48% and 3.44% for the three and twelve months ended December 31, 2018, compared to 3.34% and 3.29% for the three and twelve months ended December 31, 2017, respectively.

The loan loss provision was $98,000 for the quarter ended December 31, 2018 compared to $253,000 the quarter ended December 31, 2017. The net recoveries for the 2018 were $1,000, 0.00%, of average total loans. The loan loss provision was $513,000 for the year ended December 31, 2018 compared to $419,000 for the year ended December 31, 2017. Net charge-offs for 2018 were $195,000, 0.10% of average total loans. At December 31, 2018, our allowance for loan loss is $2.1 million, or 1.05%, of total loans. Management believes the allowance is adequate for future probable losses.

Noninterest income decreased to $39,000 for the three months ended December 31, 2018 compared to $264,000 for the three months ended December 31, 2017. The decreased resulted primarily from a $224,000 loss from sale of securities completed in the fourth quarter as part of a balance sheet restructuring strategy to sell more than $5.4 million of securities with below market book yields and redeploy those funds into higher yielding assets. By redeploying those funds into higher yielding loans and securities, management expects an earnback period of approximately 1.15 years. Both gain on sale of loans and service charges and other fees improved for the three months ended December 31, 2018 compared to the same period in the prior year.

Compared to 2017, noninterest income decreased $191,000. This was primarily due to the following: (1) gain on sale of loans dropped $22,000 in 2018 compared to 2017 due to management’s decision to retain more mortgage loans in the loan portfolio rather than selling to the secondary market, (2) a loss of $224,000 from the sale of securities recognized in the fourth quarter, and (3) 2017 included a gain on the sales of two office buildings. This was partially offset by the increase in service charges and other fees of $92,000 year over year.

Noninterest expense decreased $421,000 to $1.8 million for the three months ended December 31, 2018 compared to $2.2 million for the three months ended December 31, 2017. The Company had decreases in other noninterest expense, occupancy and equipment, and foreclosed assets while having increases in salaries and employee benefits, data processing, and professional fees. Noninterest expense decreased $524,000 to $7.3 million for the year ended December 31, 2018 compared to $7.8 million for the year ended December 31, 2017. The Company had decreases in other noninterest expense and occupancy and equipment while having increases in salaries and employee benefits, data processing, foreclosed assets, and professional fees. The other noninterest expense decrease is due to the third quarter 2017 donation of our former downtown office to a local community group and the fourth quarter 2017 donation to FFBW Community Foundation, Inc.

Total assets increased $6.2 million to $262.7 million at December 31, 2018 from $256.5 million at December 31, 2017. This increase was primarily due to the increase in total loans of $27.3 million to $198.7 million at December 31, 2018 from $171.4 million at December 31, 2017. The increase in loans resulted from increases in our commercial real estate loans of $16.2 million, development loans of $6.3 million, and multifamily loans of $2.8 million. The increase in loans was offset by decreases in cash and cash equivalents of $7.3 million and available for sale securities of $14.3 million. Total deposits increased $292,000 to $183.2 million at December 31, 2018 from $182.9 million at December 31, 2017, primarily due to the increase in certificates required to fund the increasing loan activity.

Nonaccrual loans decreased to $720,000, or 0.36% of total loans, at December 31, 2018 from $1.2 million, or 0.72% of total loans, at December 31, 2017. Non-performing assets decreased to $789,000, or 0.30% of total assets, at December 31, 2018 compared to $1.9 million, or 0.73% of total assets, at December 31, 2017.

The following table presents the estimated regulatory capital ratios for the Company, the Bank, and the minimum requirements for the Bank at December 31, 2018.

At December 31, 2018	Company	Bank	Minimum Requirement For Capital Adequacy Purposes	Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio	22.8%	18.4%	4.0%	5.0%
Common equity Tier 1 capital ratio	29.3%	23.7%	4.5%	6.5%
Tier1 capital ratio	29.3%	23.7%	6.0%	8.0%
Total capital ratio	30.4%	24.7%	8.0%	10.0%

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service federally chartered stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

December 31, 2018 (Unaudited) and December 31, 2017

(In thousands, except share data)

	December 31,	December 31,
	2018	2017
Assets
Cash and due from banks	$1,746	$3,285
Fed funds sold	2,742	8,528
Cash and cash equivalents	4,488	11,813
Available for sale securities, stated at fair value	43,751	58,012
Loans held for sale	679	109
Loans, net of allowance for loan and lease losses of $2,118 and $1,800, respectively	198,694	171,355
Premises and equipment, net	5,057	5,290
Foreclosed assets	69	619
FHLB stock, at cost	739	514
Accrued interest receivable	768	782
Cash value of life insurance	7,007	6,558
Other assets	1,474	1,429
TOTAL ASSETS	$262,726	$256,481

Liabilities and Equity
Deposits	$183,205	$182,913
Advance payments by borrowers for taxes and insurance	55	36
FHLB advances	17,750	12,750
Accrued interest payable	70	37
Other liabilities	1,284	1,256
Total liabilities	$202,364	$196,992
Preferred stock ($0.01 par value, 1,000,000 authorized, no shares issued or outstanding as of December 31, 2018 and 2017, respectively)	$-	$-
Common stock ($0.01 par value, 19,000,000 authorized, 6,696,742 and 6,612,500 issued and outstanding as of December 31, 2018 and 2017, respectively)	67	66
Additional paid in capital	28,326	28,296
Retained earnings	34,995	33,937
Unallocated common stock of Employee Stock Ownership Plan ("ESOP") (243,303 and 256,263 shares at December 31, 2018 and 2017, respectively)	(2,433)	(2,563)
Accumulated other comprehensive loss, net of income taxes	(593)	(247)
Total equity	$60,362	$59,489
TOTAL LIABILITIES AND EQUITY	$262,726	$256,481

FFBW, Inc.

Statements of Income

Three Months and Year Ended December 31, 2018 and 2017 (Unaudited)

(In thousands, except share data)

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$2,491	$2,081	$9,192	$7,817
Securities
Taxable	296	270	1,290	943
Tax-exempt	-	27	49	142
Other	30	64	78	93
Total interest and dividend income	2,817	2,442	10,609	8,995
Interest expense:
Interest-bearing deposits	538	316	1,677	1,314
Borrowed funds	107	57	432	240
Total interest expense	645	373	2,109	1,554
Net interest income	2,172	2,069	8,500	7,441
Provision for loan losses	98	253	513	419
Net interest income after provision for loan losses	2,074	1,816	7,987	7,022
Noninterest income:
Service charges and other fees	86	75	371	279
Net gain on sale of loans	102	52	244	266
Net gain (loss) on sale of securities	(224)	-	(204)	20
Increase in cash surrender value of insurance	50	47	194	196
Other noninterest income	25	90	95	130
Total noninterest income	39	264	700	891
Noninterest expense:
Salaries and employee benefits	1,019	976	4,248	3,960
Occupancy and equipment	255	294	1,002	1,109
Data processing	177	159	719	605
Foreclosed assets, net	-	5	36	27
Professional fees	178	165	508	506
Other noninterest expense	181	632	798	1,628
Total noninterest expense	1,810	2,231	7,311	7,835
Income (loss) before income taxes	303	(151)	1,376	78
Provision (credit) for income taxes	70	266	318	264
Net income (loss)	$233	$(417)	$1,058	$(186)

Earnings (loss) per share
Basic	$0.04	$(0.07)	$0.17	$(0.03)
Diluted	$0.04	$(0.07)	$0.17	$(0.03)

FFBW, Inc.

Statements of Income

(In thousands, except share data)

	For the Quarter Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 30, 2018	December 31, 2017
Total interest and dividend income	$2,817	$2,738	$2,700	$2,354	$2,442
Total interest expense	645	607	458	399	373
Net interest income	2,172	2,131	2,242	1,955	2,069
Provision for loan losses	98	111	189	115	253
Net interest income after provision for loan losses	2,074	2,020	2,053	1,840	1,816
Total noninterest income	39	250	200	211	264
Total noninterest expense	1,810	1,810	1,816	1,875	2,231
Income (loss) before income taxes	303	460	437	176	(151)
Provision for income taxes	70	111	84	53	266
Net income (loss)	$233	$349	$353	$123	$(417)

Earnings (loss) per share
Basis	$0.04	$0.05	$0.06	$0.02	$(0.07)
Diluted	$0.04	$0.05	$0.06	$0.02	$(0.07)

FFBW, Inc.

Non-performing Assets

(In thousands)

	At December 31,
	2018	2017	2016

Non-accrual loans:
Commercial:
Development	$-	$-	$-
Real estate	-	-	-
Commercial and industrial	20	114	126
Residential real estate and consumer:
1-4 family owner-occupied	365	580	1,698
1-4 family investor-owned	241	549	827
Multifamily	-	-	248
Consumer	94	-	-
Total	720	1,243	2,899

Accruing loans 90 days or more past due:
Residential real estate and consumer:
Consumer	-	-	-
Total loans 90 days or more past due	-	-	-
Total non-performing loans	720	1,243	2,899
Foreclosed assets	69	619	667
Other non-performing assets	-	-	-
Total non-performing assets	$789	$1,862	$3,566

Troubled debt restructurings:
Commercial:
Development	$-	$-	$-
Real estate	-	-	14
Commercial and industrial	67	192	127
Residential real estate and consumer:
1-4 family owner-occupied	785	630	2,104
1-4 family investor-owned	241	808	2,454
Multifamily	-	-	468
Consumer	108	-	-
Total	$1,201	$1,630	$5,167

Ratios:
Total non-performing loans to total loans	0.36%	0.72%	1.72%
Total non-performing loans to total assets	0.27%	0.48%	1.20%
Total non-performing assets to total assets	0.30%	0.73%	1.48%

FFBW, Inc.

Yield and Cost

	For the Year Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$189,233	$9,192	4.86%	$170,577	$7,817	4.58%
Investment securities	55,030	1,339	2.43	47,602	1,085	2.28
Interest-bearing deposits	2,278	42	1.84	7,024	79	1.12
FHLB stock	765	36	4.71	700	14	2.00
Total interest-earning assets	247,306	10,609	4.29	225,903	8,995	3.98
Noninterest-earning assets	20,763			20,454
Allowance for loan losses	(1,912)			(1,542)
Total assets	$266,157			$244,815

Interest-bearing liabilities:
Demand accounts	$5,225	24	0.46%	$3,254	11	0.34%
Money market accounts	51,855	433	0.84	54,956	282	0.51
Savings accounts	15,394	29	0.19	16,447	16	0.10
Health savings accounts	11,462	30	0.26	11,485	30	0.26
Certificates of deposit	76,277	1,161	1.52	77,990	975	1.25
Total interest-bearing deposits	160,213	1,677	1.05	164,132	1,314	0.80
Borrowings	22,552	432	1.92	17,866	240	1.34
Total interest-bearing liabilities	182,765	2,109	1.15	181,998	1,554	0.85
Noninterest-bearing deposits	19,631			20,902
Other noninterest bearing liabilities	229			2,083
Total liabilities	202,625			204,983
Equity	63,532			36,832
Total liabilities and equity	$266,157			$241,815
Net interest income		$8,500			$7,441
Net interest rate spread (1)			3.14%			3.13%
Net interest-earning assets (2)	$64,541			$43,905
Net interest margin (3)			3.44%			3.29%
Average interest-earning assets to interest-bearing liabilities	135%			124%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.